EnerSys Appoints Michael J. Schmidtlein Senior Vice President Finance and Chief Financial Officer

Reading, PA, USA, February 10, 2010 - EnerSys (NYSE: ENS) the world's largest manufacturer, marketer and distributor of industrial batteries announced that Michael J. Schmidtlein has been named Senior Vice President Finance and Chief Financial Officer effective immediately. Schmidtlein has been serving as interim chief financial officer since November 23, 2009.

Schmidtlein joined EnerSys in 1995 and served as the Company's chief accounting officer since 2005. Prior to that, he held positions of increasing responsibility within the Company.

Schmidtlein's career also includes positions with Black & Veatch and KPMG. He is a certified public accountant and received his Bachelor of Science in accounting from the University of Missouri.

EDITOR'S NOTE: EnerSys, the world leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

For more information contact:

Richard Zuidema, Executive Vice President, EnerSys, 2366 Bernville Road, Reading, PA, 19605, USA, Tel: 800-538-3627

Website: http://www.enersys.com